UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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WESTERN CAPITAL RESOURCES, INC.
(Name of Registrant as Specified In Its Charter)

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WESTERN CAPITAL RESOURCES, INC.

11550 I Street, Suite 150

Omaha, Nebraska 68137

Telephone: (402) 551-8888

Dear Stockholders:

We are writing to advise you that Western Capital Resources, Inc. (the “Company”) intends to amend its Certificate of Incorporation to effect a reverse stock split of the outstanding shares of its common stock at a ratio of 5,000,000:5,000,001.

This action was approved on July 26, 2016 by our Board of Directors. In addition, the holders of a majority of our issued and outstanding voting securities have approved this action as of July 26, 2016 by written consent in accordance with the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The information statement accompanying this notice is furnished, as required under Rule 14c-2 of the Securities Exchange Act of 1934, only to inform our stockholders of the actions described above before they take place. This information statement is first mailed to stockholders on or about August 12, 2016.

We thank you for your continued interest in the Company.

By Order of the Board of Directors,

Sincerely,

/s/ John Quandahl

John Quandahl
Chief Executive Officer and President

Omaha, Nebraska

August 10, 2016

WESTERN CAPITAL RESOURCES, INC.

11550 I Street, Suite 150

Omaha, Nebraska 68137

Telephone: (402) 551-8888

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT OF MAJORITY OF STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to the stockholders of Western Capital Resources, Inc. in connection with the written consent of the holders of a majority of our issued and outstanding voting securities granting our Board of Directors the authority to effect a reverse stock split of all of the outstanding shares of our common stock at a ratio of 5,000,000:5,000,001. If implemented, the reverse stock split will be effected through the filing of a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”). A form of the proposed Certificate of Amendment is attached to this information statement as Appendix A. On July 26, 2016, our Board of Directors approved the reverse stock split, and on July 26, 2016, the holders of a majority of our issued and outstanding voting securities executed a written consent approving the reverse stock split and the Certificate of Amendment in substantially the form attached to this information statement.

The elimination of the need for a special meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law, which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. Utilizing the written consent of the holders of a majority in interest of our voting securities eliminates the costs involved in holding a special meeting of our stockholders.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action. This information statement serves as this notice, and is first being mailed on or about August 12, 2016 to our stockholders of record as of July 26, 2016. No appraisal rights are afforded to our stockholders under Delaware law as a result of the adoption of the Certificate of Amendment.

We will bear the entire cost of furnishing this information statement to our stockholders. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding copies of this information statement to beneficial owners.

THE REVERSE STOCK SPLIT

The Board of Directors has been granted the authority to effect a reverse stock split of our common stock, as described below. If the Board of Directors decides to implement the reverse stock split, it will become effective upon the filing of an amendment to our Certificate of Incorporation.

The reverse stock split amendment permits the Board of Directors to effect a reverse stock split of our common stock by a ratio of 5,000,000 for 5,000,001. This means that every 5,000,001 shares of our common stock will be combined into 5,000,000 shares of our common stock. The Board of Directors reserves the right to abandon the reverse stock split if it determines, in its sole discretion, that the reverse stock split is no longer in our best interests and the best interests of our stockholders.

If effected, the reverse stock split as approved by our Board of Directors and our stockholders will not affect the number of authorized shares of our common stock.

Reasons for and Potential Consequences of the Reverse Stock Split

The primary purpose for the reverse stock split is to eliminate fractional shares of our outstanding common stock and other fractions of shares that are on our books and records. Fractional shares of our common stock are outstanding due to distributions of stock made by some of our stockholders. These distributing stockholders are typically limited liability companies or partnerships that have effected distributions to their equity owners on account of those owners’ interests in those distributing stockholders. In addition, as of the date of this information statement, we have fractions of shares set forth on our books and records that resulted from a prior reverse stock split effected on June 23, 2014, which did not involve a compulsory share certificate exchange. These fractions of shares represent only the right to receive payment on account of those fractions, and as such, the Company will mail payment to these holders for his, her or its share fraction and those share fractions will be cancelled prior to effecting the reverse stock split described herein.

The Board of Directors has determined that the outstanding fractional shares and the fractions of shares remaining on our books and records are not in the best interests of the Company or its stockholders. Many if not most brokerage firms will not accept certificates representing fractional shares since those fractional shares cannot easily be sold in the public markets. As a result, our stockholders holding certificates with fractional shares are forced to bear the burden and expense of dividing their share certificate into two share certificates—one representing only whole shares and a second representing only fractional shares. This process takes significant time dealing with our transfer agent and our brokerage firm. It is not unusual for stockholders or their brokerage firm to call the Company or its legal counsel with questions about how to deal with the fractional shares, and questions posed to our legal counsel end up costing the Company legal fees. In addition, our transfer agent (like most transfer agents) charges a stockholder a fee for the exchange or replacement of share certificates.

In sum, we believe that the reverse stock split is in the best interests of our Company and our stockholders because it will:

•	Make it easier and more cost effective for many of our stockholders to place their shares in brokerage;

•	Make it easier and more cost effective for our stockholders to buy and sell our common stock;

•	Result in the issuance of new certificates reflecting the fact that the Company recently reincorporated in the State of Delaware; and

•	Result in the elimination of fractions of shares that remain on the Company’s books and records from a prior reverse stock split effected in June 2014.

Procedure for Implementing the Reverse Stock Split

The Company must provide the Financial Industry Regulatory Authority with at least ten (10) calendar days’ advance notice of the record date of the reverse stock split in compliance with Rule 10b-17 under the Securities Exchange Act of 1934. The reverse stock split will become effective upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The exact timing of the filing of the Certificate of Amendment will be determined by the Board of Directors based on its evaluation as to when such action will be the most advantageous to us and our stockholders. In addition, the Board of Directors reserves the right to elect not to proceed with the reverse stock split if, at any time prior to filing the amendment to the Certificate of Incorporation, the Board of Directors, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders to proceed with the reverse stock split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

If the reverse stock split is effected, then every 5,000,001 shares of our outstanding common stock will be combined into 5,000,000 shares of outstanding common stock. We will not, however, issue any fractional shares as a result of this reverse stock split. Instead, any resulting fractional shares will be rounded up to the nearest whole share of common stock. So for example, if you were a holder of 88.25 shares of common stock, then your post-split would be determined by multiplying your 88.25 shares by 5,000,000 (resulting in a product of 441,250,000), and then dividing that product by 5,000,0001 (resulting in a quotient of 88.2499824); and the resulting fractional share would be rounded up so that you would have 89 full shares after giving effect to the reverse stock split. Similarly, if you were a holder of 10,100 shares, then your post-split would be determined by multiplying your 10,100 shares by 5,000,000 (resulting in a product of 50,500,000,000), and then dividing that product by 5,000,0001 (resulting in a quotient of 10,099.998); and the resulting fractional share would be rounded up so that you would have 10,100 shares after giving effect to the reverse stock split.

The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in our Company in other than a nominal manner.

The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the effectiveness of the reverse stock split, our common stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which are numbers used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. The effectiveness of the reverse stock split will not affect our periodic reporting and other obligations under the Securities Exchange Act of 1934. We expect that our common stock will, immediately after the effectiveness of the reverse stock split, continue to be quoted on the OTCQB tier of the OTC Markets under the symbol “WCRS.”

Beneficial Holders of Common Stock (i.e., stockholders who hold shares in street name)

Upon the effectiveness of the reverse stock split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in street name. These banks, brokers, custodians or other nominees may, however, have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Holders of Common Stock Share Certificates

Stockholders holding shares of our common stock in certificated form will be sent necessary instructions by our transfer agent after the effectiveness of the reverse stock split indicating how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates to our transfer agent in accordance with its instructions. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the reverse stock split. Until surrendered, the outstanding Old Certificates held by stockholders will continue to remain valid but will represent the number of whole shares of post- split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s), unless the Old Certificate is covered by a legal opinion on file with our transfer agent.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Effect on Outstanding Options

Proportionate adjustments are required to be made to the per-share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options entitling the holders to purchase shares of common stock. Other than options, we have no outstanding warrants or other securities convertible into or exercisable for shares of our common stock. This would result in approximately the same aggregate price being required to be paid under such options, and approximately the same value of shares of common stock being delivered upon such exercise, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares reserved for issuance pursuant to our 2015 Stock Incentive Plan will be adjusted proportionately based upon the reverse stock split ratio.

Accounting Matters

This proposed amendment to the Certification of Incorporation will not affect the par value of our common stock per share. As a result, as of the effectiveness of the reverse stock split, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the reverse stock split. Reported per-share net income or loss may be nominally higher if there are fewer shares of common stock outstanding after the reverse stock split.

Certain Federal Income-Tax Consequences

The following summary describes certain material U.S. federal income-tax consequences of the reverse stock split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income-tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income-tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). If a partnership or other entity classified as a partnership for U.S. federal income-tax purposes is the beneficial owner of our common stock, the U.S. federal income-tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income-tax consequences of the reverse stock split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this information statement. Subsequent developments in U.S. federal income-tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income-tax consequences of the reverse stock split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

The reverse stock split should be treated as a recapitalization for U.S. federal income-tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the reverse stock split, except for a stockholder receiving an additional share of common stock in lieu of a fractional share, as described below. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefor, excluding the basis of the fractional share, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

No gain or loss will be recognized by us as a result of the reverse stock split. A stockholder who receives one whole share of common stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which the stockholder was otherwise entitled. Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should not rely on the foregoing and may wish to consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the close of business on July 26, 2016, we had outstanding 9,497,534 shares of common stock. Each share of capital stock is currently entitled to one vote on all matters put to a vote of our stockholders. The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of July 26, 2016, by:

•	each person known by us to be the beneficial owner of more than five percent of our outstanding common stock;

•	each current director;

•	each executive officer; and

•	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each of the following persons is 11550 “I” Street, Omaha, Nebraska 68137, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name and Address	Common Shares Beneficially Owned (1)	Percentage of Common Shares (1)
Richard Miller (2)	84,166	*	%
Ellery Roberts (2)	-	-%
Lawrence Berger (3)	24,248	*	%
Kevin Kuby (2)	-	-%
John Quandahl (4)	30,000	*	%
Steve Irlbeck (5)	10,000	*	%
Angel Donchev (6)	29,445	*	%
Rich Horner (7)	5,000	*	%
All current executive officers and directors as a group (8)	182,859	1.93%
WCR, LLC (9) c/o Blackstreet Capital Management, LLC 5425 Wisconsin Avenue Suite #701 Chevy Chase, MD 20815	4,117,509	43.35%
BC Alpha Holdings I, LLC (10) c/o Blackstreet Capital Management, LLC 5425 Wisconsin Avenue Suite #701 Chevy Chase, MD 20815	3,167,513	33.35%

* less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares of the Company. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage of Common Shares” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.

(2)	A director of the Company.

(3)	Mr. Berger is our Chairman of the Board of Directors. Includes 9,923 common shares held by Blue Jays Investment 2, LLC, a Delaware limited liability company to which Mr. Berger is a member and manager and taken from Mr. Berger’s most recent filing under §16 of the Securities Exchange Act of 1934, filed on June 8, 2016 (with respect to which Mr. Berger disclaims beneficial ownership except to the extent of his pecuniary interest). Also includes 7,800 shares held by Mr. Berger’s spouse, and 1,375 shares held by Mr. Berger or his spouse as a UTMA custodian for a minor.

(4)	A director of the Company and our Chief Executive Officer and President.

(5)	Our Chief Financial Officer.

(6)	Our Chief Investments Officer. Includes 22,000 shares purchasable under an outstanding incentive stock option.

(7)	The Vice President of our Wyoming Financial Lenders subsidiary.

(8)	Consists of Messrs. Miller, Roberts, Berger, Kuby, Quandahl, Irlbeck and Donchev.

(9)	Share figures contained in the table are taken from WCR, LLC’s most recent filing under §13 of the Securities Exchange Act of 1934, filed on August 10, 2015.

(10)	Share figures contained in the table are taken from BC Alpha Holdings I, LLC’s most recent filing under §13 of the Securities Exchange Act of 1934, filed on August 10, 2015.

Changes in Control

We are not aware of any arrangements, including any pledge by any person of our common stock, the operation of which may at a subsequent date result in a change of control of the Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.westerncapitalresources.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this information statement. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

This information statement is provided to the holders of common stock of Western Capital Resources, Inc. for informational purposes in connection with the reverse stock split, pursuant to and in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. Please read this information statement carefully.

By Order of the Board of Directors,

/s/ John Quandahl

John Quandahl
Chief Executive Officer and President

Omaha, Nebraska

August 10, 2016

Appendix A

FORM OF CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

WESTERN CAPITAL RESOURCES, INC.

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer and President of Western Capital Resources, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

BE IT HEREBY RESOLVED: Section 4 of the Certificate of Incorporation of this Corporation shall be amended and replaced with the following:

4.          Number of Shares. The aggregate number of shares which this corporation shall have the authority to issue is 12,500,000 shares, having no par value.

The Board of Directors of the Corporation (“Board”) is authorized from time to time to establish by resolution or resolutions different classes or series of shares and in connection with the creation of any such classes or series, by resolution or resolutions, to provide for the issuance of shares thereof and, by filing such resolutions in a certificate of designation pursuant to the General Corporation Law, to determine and fix the number of shares to be included in such classes or series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law

On the date of effective date of the Certificate of Amendment, the Corporation will effect a reverse stock split (the “Reverse Stock Split”) of its outstanding common stock pursuant to which every 5,000,001 issued and outstanding shares of the Corporation’s common stock, no par value (the “Old Common Stock”) shall be reclassified and converted into 5,000,000 validly issued, fully paid and non-assessable shares of common stock, no par value (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby. No fractional shares of the Corporation’s common stock shall be issued as a result of the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall issue one whole share in lieu of the fractional share.

FURTHER RESOLVED: That the effective date of the Certificate of Amendment shall be the date on which the Certificate of Amendment is filed with the Delaware Secretary of State.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation effective July 26, 2016, in accordance with Section 141 of the Delaware General Corporation Law, and by the holders of a majority of the outstanding shares of the Corporation’s voting stock effective July 26, 2016, in accordance with Section 228 of the Delaware General Corporation Law.

In Witness Whereof, the undersigned has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation as of [●], 2016.

WESTERN CAPITAL RESOURCES, INC.

By:
John Quandahl
Chief Executive Officer and President